Exhibit 4.1.1

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of October 28, 2011 by and among WhaleShark Media, Inc., a Delaware corporation (formerly known as Whale Shark Media, Inc.) (the “Company”), and the investors listed on Exhibit A attached to this Agreement (together with any person who becomes a party hereto as an Investor pursuant to Section 5, individually, an “Investor,” collectively the “Investors”).

The Company and certain of the Investors are parties to the Second Amended and Restated Investors’ Rights Agreement dated November 24, 2010, as amended (the “Original Agreement”).

The Original Agreement may be amended according to Section 5.2 with the written agreement of (i) the Company and (ii) the Investors holding (a) a majority of the shares of Series B-1 Preferred Stock then outstanding and (b) at least 65% of the shares of Series B-2 Preferred Stock then outstanding.

The Company and certain of the Investors are parties to the Series B-3/BB-3 Preferred Stock Purchase Agreement dated as of the date of this Agreement (as amended or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company has agreed to sell, and such Investors have agreed to purchase, shares of the Company’s Series B-3 Preferred Stock (defined below) and Series BB-3 Preferred Stock (defined below).

The Investors’ obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

The parties to this Agreement deem it in their best interests to set forth certain rights of the Investors and desire to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1	REGISTRATION RIGHTS.

1.1 Definitions. Terms defined in the Purchase Agreement and not otherwise defined in this Agreement are used in this Agreement with the same meaning as defined in the Purchase Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliates” means with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Common Stock” means the Series 1 Common Stock and Series 2 Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-3” means such form under the Securities Act as is in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Form S-4” means such form under the Securities Act as is in effect on the date of this Agreement or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Fully-Diluted Common Stock” shall mean, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable (at the time or upon passage of time or the occurrence of future events), upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or other rights or securities convertible into, directly or indirectly, Common Stock, including all Common Stock issuable upon the conversion of the shares of Preferred Stock.

“Holder” means any Investor holding Registrable Securities, or any assignee of record of such Registrable Securities to whom the rights under this Agreement have been duly assigned in accordance with this Agreement; provided, that for purposes of this Agreement, a holder of shares of Preferred Stock shall be deemed to be the Holder of the number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock. The Company shall not be obligated to register shares of Preferred Stock, and Holders of Registrable Securities shall not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted under this Agreement until immediately before the closing of the offering to which the registration relates.

“Initiating Holders” means any Holder or Holders who in the aggregate hold not less than two-thirds of the outstanding Registrable Securities (as such defined term shall vary in accordance with the applicable Section of this Agreement as further set forth in the definition of Registrable Securities below).

The terms “register,” “registration,” and “registered” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Stock” means the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series BB-3 Preferred Stock and Series B-4 Preferred Stock.

“Registrable Securities” means all the shares of Common Stock issued or issuable upon the conversion of shares of Preferred Stock.

The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Fully-Diluted Common Stock which are Registrable Securities and (a) are then issued and outstanding or (b) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants, or convertible securities.

“Registration Expenses” means all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, reasonable fees and expenses incurred by one special counsel to all selling Holders, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series 1 Common Stock” means the Company’s Series 1 Common Stock, par value $0.001 per share.

“Series 2 Common Stock” means the Company’s Series 2 Common Stock, par value $0.001 per share.

“Series B-1 Preferred Stock” means the Company’s Series B-1 Preferred Stock, par value $0.001 per share.

“Series B-2 Preferred Stock” means the Company’s Series B-2 Preferred Stock, par value $0.001 per share.

“Series B-3 Preferred Stock” means the Company’s Series B-3 Preferred Stock, par value $0.001 per share.

“Series BB-3 Preferred Stock” means the Company’s Series BB-3 Preferred Stock, par value $0.001 per share.

“Series B-4 Preferred Stock” means the Company’s Series B-4 Preferred Stock, par value $0.001 per share.

1.2 Requested Registration.

(a) Requested Registration. If the Company shall receive at any time after the earlier of (i) five years after the date of this Agreement or (ii) the effective date of the first registration statement filed by the Company covering a firm commitment underwritten offering of its securities to the general public (an “IPO”), a written request from Initiating Holders that the Company effect a registration, the Company shall:

(i) promptly give written notice of such requested registration to all other Holders; and

(ii) as soon as practicable, file a registration statement covering all Registrable Securities as are specified in such request, together with all Registrable Securities specified in writing by the other Holders and received by the Company within 20 days after such written notice from the Company is mailed; and

(iii) use all reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable.

(b) The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 1.2:

(i) After the Company has effected two such registrations pursuant to Section 1.2(a) and such registrations have been declared or ordered effective and the Holders are able to register and sell a two-thirds of the Registrable Securities requested to be included in such registration;

(ii) Within 12 months after the effective date of the first registration made pursuant to this Section 1.2;

(iii) If the aggregate price to (net of discounts and commissions) the public is less than $10,000,000;

(iv) During the period starting with the date 60 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 180 days after the effective date of, a Company-initiated registration subject to Section 1.4; provided, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(v) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.3 of this Agreement.

(c) Right to Defer Registration. Notwithstanding the foregoing, if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the judgment of the board of directors of the Company (the “Board”) it would be materially detrimental to the Company and its stockholders for such registration to be effected at such time, the Company shall have the right to defer the filing of the registration statement no more than once during any 12-month period for a period of not more than 180 days after receipt of the request of the Initiating Holders under this Section 1.2.

(d) Underwriting. The Initiating Holders shall have the right to select one or more underwriters (reasonably acceptable to the Company) to manage the offering and registration as part of the request made pursuant to Section 1.2(a), and the Company shall include such information in the written notice sent to all other Holders. Unless otherwise agreed by such underwriters and a majority of the Initiating Holders, no person may participate in any registration under this Agreement that is underwritten unless such person (i) agrees to sell such person’s securities on the basis provided in the proposed underwriting arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements, and other documents required under the terms of such underwriting arrangements; provided, that no Holder shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Holder and such Holder’s intended method of distribution. Notwithstanding any other provision of this Section 1.2, if the representative of the underwriters advises in writing that marketing factors require a limitation on the number of shares to be underwritten, the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant to this Agreement, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders in proportion (as nearly as practicable) to the number of Registrable Securities requested by such Holders to be included in the registration; provided, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first excluded entirely from the underwriting.

1.3 Form S-3 Registration. Following its IPO, the Company shall use all reasonable efforts to qualify for registration on Form S-3. If the Company receives from the Holder or

Holders who in the aggregate hold not less than 9,500,000 shares of the outstanding Registrable Securities a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company shall:

(a) Promptly give written notice of the requested registration to all other Holders of Registrable Securities; and

(b) As soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request in writing within 20 days after receipt of the written notice from the Company; provided, that the Company shall not be obligated to effect any such registration, qualification, or compliance pursuant to this Section 1.3:

(i) if Form S-3 is not available for such offering;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price (net of discounts and commissions) to the public of less than $2,500,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any 12-month period for a period of not more than 120 days after receipt of the request of the Initiating Holders under this Section 1.3;

(iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.3; or

(v) during the period starting with the date 30 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a Company initiated registration subject to Section 1.4; provided, that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

1.4 Piggyback Registrations. If, at any time after its IPO, the Company proposes to register (including for this purpose a registration effected by the Company for stockholders, but excluding any registrations pursuant to Sections 1.2 or 1.3) any of its securities under the Securities Act (other than pursuant to a registration solely in connection with an employee benefit or stock ownership plan or a registration on Form S-4) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such a registration (each, a “Piggyback Notice”). Subject to Sections 1.4(a) and 1.4(b) below, the Company shall use commercially reasonable efforts to include in such registration all shares of Registrable Securities that Holders request the Company to include in such registration by written notice given to the Company within 30 days after the date of sending of the Piggyback Notice. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.4 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

(a) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten public offering of equity securities by the Company and the representative of the underwriters advises the Company in writing that in its opinion marketing factors require a limitation of the number of securities to be included in such registration, the Company shall include in such registration (i) first, the securities proposed to be sold by the Company, (ii) second, the Registrable Securities requested to be included in such registration by the Investors, pro rata among the Investors on the basis of the number of shares of Registrable Securities requested to be included by each such Investor (provided that, except in connection with the Company’s initial public offering of Common Stock to the general public, at least 20% of the Registrable Securities requested to be included in such registration shall be included), and (iii) third, other securities requested to be included in such registration.

(b) Underwritten Piggyback Registrations. If a Piggyback Registration relates to an underwritten public offering of equity securities by the Company, the Company shall not be required to include any of the Holders’ securities in such registration unless they accept the terms of the underwriting as agreed upon between the Company and its underwriters; provided, that no Holders shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such Holder and such Holder’s intended method of distribution. For purposes of the allocation of shares of Registrable Securities to be included in a registration pursuant to Sections 1.4(a), for any Investor which is an investment fund, partnership, limited liability company or corporation, (i) the partners, members, retired partners, retired members, stockholders and Affiliates of such Investor, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder”, (ii) any pro rata allocation with respect to such “Holder” shall be based upon the aggregate amount of shares of Registrable Securities owned by all entities and individuals included in such “Holder,” as defined in this sentence, and (iii) such “Holder” may allocate the Registrable Securities allowed to be included in such registration by such “Holder” to its related entities and individuals in its sole discretion.

1.5 Registration Procedures. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as commercially reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective; provided, that before filing a registration statement or prospectus or any amendments or supplements to a registration statement or prospectus, the Company shall furnish to counsel selected by the Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review of such counsel.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, and each amendment and supplement to any such prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection with such registration and qualification or as a condition to such registration and qualification (i) to qualify to do business or to file a general consent to service of process in any such states or jurisdictions or (ii) to subject itself to taxation in any jurisdiction.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating to such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h) Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange and trading system on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Make available for inspection by any underwriter participating in any disposition of Registrable Securities pursuant to this Agreement and any attorney, accountant, or other agent retained by any such underwriter, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such underwriter, attorney, accountant, or agent in connection with such registration statement.

(k) In the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction, the Company shall use its reasonable efforts promptly to obtain the withdrawal of such order.

(l) Otherwise use all reasonable efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

(m) If any such registration or comparable statement refers to any Holder by name or otherwise as the holder of any securities of the Company and if, in the sole and exclusive judgment of such Holder, such Holder is or might be deemed to be a controlling person of the Company, such Holder shall have the right to require (i) the inclusion in such Registration Statement of language, in form and substance reasonably satisfactory to such Holder and Company, to the effect that the holding of such securities by such Holder is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered by such Registration Statement and that such holding does not imply that such Holder shall assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Holder; provided, that with respect to this clause (ii) such Holder shall furnish to the Company an opinion of counsel to such effect, which opinion of counsel shall be reasonably satisfactory to the Company.

1.6 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification, or compliance pursuant to Sections 1.2, 1.3, and 1.4 of this Agreement shall be borne by the Company; provided, that if the Holders bear the Registration Expenses for any registration proceeding begun pursuant to Sections 1.2 or 1.3 and subsequently withdrawn by the Holders registering shares in such registration proceeding, such registration proceeding shall not be counted as a registration pursuant to Section 1.2 or 1.3, as applicable. Furthermore, if a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Sections 1.2 or 1.3, such registration shall not be counted as a registration for purposes of Section 1.2 or 1.3, as applicable, even though the Holders do not bear the Registration Expenses for such registration (and the Company shall pay the Registration Expenses for such registration). All underwriting discounts, selling commissions, and stock transfer taxes relating to securities so registered shall be borne by the Holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf, as shall any other expenses in connection with the registration required to be borne by the Holders of such securities.

1.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1.2, 1.3, or 1.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the timely registration of their Registrable Securities.

1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9 Indemnification. If any Registrable Securities are included in a registration statement under Sections 1.2, 1.3, or 1.4:

(a) By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the partners, officers, and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder, and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect of such losses, claims, damages, or liabilities) arise out of or are based upon any of the following statements, omissions, or violations (collectively, “Violations” and, individually, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in such registration statement or any amendments or supplements to such registration statement;

(ii) the omission or alleged omission to state in any such registration statement a material fact required to be stated in such registration statement or necessary to make the statements in such registration statement not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder, partner, officer, director, underwriter, or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, that the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent (and only to the extent) that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter, or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, legal counsel and accountants for the Company, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, legal counsel and accountants for the Company, and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter, or other such Holder, partner, director, officer, or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (joint or several) (or actions in respect to such losses, claims, damages, or liabilities (joint or several)) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder shall reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter, or other Holder, partner, officer, director, or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability (joint or several), or action; provided, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability (joint or several), or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, nor shall the total amounts payable in indemnity by a Holder under this Section 1.9(b) in respect of any Violation exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises, except in the case of fraud or willful misconduct by such Holder.

(c) Notice. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect of such action is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement of such action and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense of such action with counsel mutually satisfactory to the parties; provided, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to the indemnifying party’s ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.9 provides for indemnification in such case or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 1.9, then, and in each such case, the Company and such Holder shall contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, that, in any such case, (A) no such Holder shall be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with any underwritten public offering, the obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement and shall survive the termination of this Agreement.

1.10 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, for up to 180 days following the effective date of a registration statement of the Company filed under the Securities Act in the event of the Company’s IPO, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to 15 days if the Company issues or proposes to issue an earnings or other public release within 15 days of the expiration of the 180-day lockup period, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise; provided, that:

(i) such agreement shall not apply to (x) transactions with affiliates, donees or partners of the Holder who agree to be similarly bound, (y) the sale of shares to an underwriter pursuant to an underwriting agreement;

(ii) all executive officers and directors of the Company and holders of at least 1% of the Company’s voting securities are bound by and have entered into similar agreements;

(iii) if any of the above restrictions are waived or terminated with respect to any party, the restrictions on the Holders shall be waived or terminated to the same extent; and

(iv) such agreement shall not apply to any Common Stock acquired after the effective date of such Registration Statement, unless otherwise requested by the underwriters.

The obligations described in this Section 1.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 1.10 and to impose stop-transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The underwriters of any such offering are intended third-party beneficiaries of this Section 1.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters of any such offering that are consistent with this Section 1.10 or that are necessary to give further effect hereto.

1.11 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least two-thirds of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include securities in any registration unless such holder or prospective holder may include such securities only to the extent that the inclusion of such securities shall not reduce the number of Registrable Securities which are included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of the date set forth in Section 1.2(a) or within 120 days of the effective date of any registration effected pursuant to Sections 1.2 or 1.3.

1.12 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit a Holder to sell the Registrable Securities to the public without registration:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after 90 days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) Use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to the Holder immediately upon request (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

1.13 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 1.2, 1.3, or 1.4 with respect to: (a) any request or requests for registration made by any Holder on a date more than five years after the closing of a Qualified IPO (as defined in the Certificate of Incorporation of the Company as amended from time to time, the “Certificate of Incorporation”) or (b) any Registrable Securities proposed to be sold by a Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under Rule 144 promulgated under the Securities Act) in a registration pursuant to Sections 1.2, 1.3, or 1.4 if (i) all such Registrable Securities proposed to be sold by a Holder may be sold in a 60 day period without registration under the Securities Act pursuant to Rule 144 and (ii) the Company has completed a Qualified IPO.

Section 2	RIGHT OF FIRST OFFER ON SUBSEQUENT ISSUANCES.

2.1 General. Each Major Investor (as defined below) and any party to whom such Major Investor’s rights under this Section 2 have been duly assigned in accordance with this Agreement, shall have the right to purchase such Major Investor ’s Pro Rata Share (as defined below) of all or any part of any New Securities (as defined in Section 2.2) that the Company may from time to time issue or sell after the date of this Agreement. A Major Investor’s “Pro Rata Share” for purposes of this right of first offer is the ratio of (a) the number of shares of Fully-Diluted Common Stock held by such Major Investor to (b) the total number of shares of Fully-Diluted Common Stock of the Company.

2.2 New Securities. “New Securities” shall mean any shares of Common Stock or Preferred Stock of the Company, whether or not now authorized, and rights, options, or warrants to purchase such Common Stock or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, that the term “New Securities” does not include securities (issued or issuable upon the exercise or conversion thereof):

(a) shares of Common Stock or options for Common Sock issued to officers, directors or employees of, or consultants or other service providers to, the Company as compensation for services, directly or pursuant to a stock option plan or an agreement approved by the Board of Directors;

(b) upon conversion of shares of the Preferred Stock;

(c) as dividends or distributions on the Preferred Stock for which adjustment is otherwise made pursuant to the Certificate of Incorporation, which is approved by the holders of a majority of the Preferred Stock, voting together as a single class, holders of a majority of the Series B-3 Preferred Stock and holders of a majority of the Series BB-3 Preferred Stock;

(d) issued to banks, equipment lessors or other financial institutions approved by the Board of Directors;

(e) pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement which is approved by the Board of Directors;

(f) pursuant to the sale of shares of the Company’s capital stock in connection with a Qualified IPO and any agreement allocating shares of capital stock in connection with such Qualified IPO;

(g) pursuant to the Purchase Agreement; or

(h) that are otherwise excluded by the written consent of the holders of (a) a majority of the Preferred Stock then outstanding, voting together as a single class, (b) a majority of the Series B-3 Preferred Stock then outstanding and (c) a majority of the Series BB-3 Preferred Stock then outstanding; provided, however, that no such consent will be effective to waive the rights of Major Investors under this Section 2 if the parties excluding such issuance of New Securities from this Section 2 or their Affiliates are purchasing any of such New Securities.

A Major Investor may request that any New Securities purchasable by such Major Investor pursuant to this Section 2.2 not have the right to vote in the election of members to the Board. If so requested, the Company shall cause the New Securities issued to such Major Investor to not have the right to vote in the election of members to the Board as specified in the Company’s certificate of incorporation or the certificate of designations, as applicable.

2.3 Procedures. If the Company proposes to undertake an issuance of New Securities, it shall give written notice to each Major Investor of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Major Investor shall have 20 business days from the date of mailing of any such Notice to agree to purchase up to such Major Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating in such notice the quantity of New Securities to be purchased (not to exceed such Major Investor’s Pro Rata Share). If any Major Investor fails to so agree in writing within such 20 business day period to purchase all or any portion of such Major Investor’s Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right under this Agreement to purchase that part of its Pro Rata Share of such New Securities that such Nonpurchasing Holder did not so agree to purchase. Promptly after the expiration of such 20 business day period, the Company shall give each Major Investor who has timely agreed to purchase its full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the number of such New Securities that the Nonpurchasing Holders failed to agree to purchase (the “Overallotment Notice”). Each Purchasing Holder shall have the right to purchase such Purchasing Holder’s Pro Rata Share (or any other lesser share agreed to by each Purchasing Holder) of such New Securities at any time within five business days after receiving the Overallotment Notice. The Company will promptly respond to any reasonable information requests made by Major Investors in response to a Notice.

2.4 Sales by Company. The Company shall have ninety 90 days from the expiration of the periods set forth above to sell all or any New Securities that were not agreed to be purchased by the Major Investors, at a price not less than, and upon general terms not materially more favorable to the purchasers of such New Securities than, specified in the Company’s Notice. If the Company has not issued and sold the New Securities within such period, then after such period the Company shall not issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this Section 2.

2.5 Spin-Out Preemptive Rights. If at any time (a) the Company creates a subsidiary that is not a Wholly-owned Subsidiary, (b) any Wholly-owned Subsidiary sells or transfers any shares of capital stock to any entity (other than the Company) that is not a Wholly-owned Subsidiary, (c) any Wholly-owned Subsidiary merges, consolidates or takes any other action that results in such subsidiary not remaining a Wholly-owned Subsidiary (other than merging or consolidating into or with the Company or another Wholly-owned subsidiary), or (d) any Wholly-owned Subsidiary sells all or substantially all of its assets (in a transaction that is not a Deemed Liquidation Event (as defined in the Certificate of Incorporation)) to any person or entity (other than the Company) that is not a Wholly-owned Subsidiary, then in each case the Company shall cause such subsidiary (or the surviving or successor entity or purchaser of assets) (the “Spin-out Entity”) to (i) issue to each Major Investor shares of preferred stock of the Spin-out Entity having relative rights, privileges and preferences equivalent to the relative rights, privileges and preferences of the series of Preferred Stock which such Major Investor holds and (ii) enter into agreements with each Major Investor having substantially the same rights as any agreements between such Major Investor and the Company. The number of shares of such preferred stock of the Spin-out Entity issued to each Major Investor shall be sufficient so that the Major Investor shall thereafter have an equity ownership interest in the Spin-out Entity equal to its equity ownership interest in the Company at such time on a fully-diluted basis, including all options reserved for issuance under any stock incentive, stock option, stock purchase or stock appreciation plan or arrangement maintained by the Company or such Spin-out Entity. A “Wholly-owned Subsidiary” is any entity that the Company owns, holds and controls all of its capital stock, equity securities or other interests, either directly or through one or more other Wholly-owned Subsidiaries.

2.6 Compliance with Securities Laws. Each Major Investor’s right of first offer set forth in this Section 2 shall be subject to compliance with applicable federal and state securities laws. A Major Investor shall forfeit its right of first offer with respect to any sale or issuance of New Securities unless such Major Investor is able to represent and warrant that it meets the qualifications and standards requested by the Company so that such sale and issuance shall be exempt from registration or qualification under applicable federal and state securities laws; provided, that each purchaser of New Securities in such sale or issuance shall be required to make the same such representations and warranties and no other exemption shall be reasonably available to the Company that would allow such Purchaser and all other such purchasers to participate in such sale or issuance of New Securities.

2.7 Termination. The right of first offer under this Section 2 shall terminate (a) immediately prior to the closing of (i) a Qualified IPO; (ii) the sale of the Company (through a merger, consolidation, sale of all or substantially all of its stock, or similar transaction, but excluding a sale of all or substantially all of its assets) to an unrelated third party; (iii) the acquisition by a single purchaser not affiliated with the Company or any Major Investor of all of the issued and outstanding shares of Common Stock and Preferred Stock; (b) at any time with the written agreement of the Company and Investors holding (i) a majority of the Preferred Stock then outstanding, voting together as a single class, (ii) a majority of the Series B-3 Preferred Stock then outstanding and (iii) a majority of the Series BB-3 Preferred Stock then outstanding; or (c) the effective time of any dissolution of the Company.

Section 3	INFORMATION RIGHTS.

3.1 Basic Financial Information. The Company shall furnish the following reports to each Investor who, together with its affiliates, holds at least 4,500,000 shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and/or Series BB-3 Preferred Stock (“Major Investor”):

(a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 120 days after the end of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national or regional standing selected by the Company.

(b) As soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days after the end of each such quarterly period, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with GAAP, as consistently applied, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company, subject to changes resulting from normal year-end audit adjustments, except that such financial statements need not contain the notes required by GAAP, as consistently applied, or a line item for stock-based compensation expense.

(c) As soon as practicable after the end of each monthly accounting period in each fiscal year of the Company, except for the months of March, June, September and December, and in any event within 30 days after the end of each such monthly period, other than March, June, September and December, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, prepared in accordance with GAAP, as consistently applied, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company, subject to changes resulting from normal year-end audit adjustments, except that such financial statements need not contain the notes required by GAAP, as consistently applied.

(d) As soon as available, but in any event not later than 30 days after the beginning of each new fiscal year, an operating budget for such fiscal year approved by the Board.

(e) With reasonable promptness, such other notices, information, and data with respect to the Company and its subsidiaries, if any, as the Company delivers to the holders of its Common Stock and such other financial and accounting information and data as a Major Investor may from time to time reasonably request.

3.2 Additional Information and Rights.

(a) The Company shall permit any Major Investor (or its representatives) to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss its affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times and as often as any such person may reasonably request. The Company shall provide to each Major Investor monthly executive summaries of the Company’s activities. Each Major Investor hereby agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 3.2;

(b) The provisions of Section 3 shall not be in limitation of any rights which any Major Investor may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances, and accounts, under the laws of the jurisdictions in which they are incorporated.

(c) Anything in Section 3 to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any information deemed in good faith by the Company to contain trade secrets or classified information of the Company or that would adversely affect the attorney-client privilege between the Company and its counsel.

(d) From the date the Company becomes subject to the reporting requirements of the Exchange Act, and in lieu of the financial information required pursuant to Section 3.1, the Company may provide each Major Investor copies of its annual reports in Form 10-K and its quarterly reports on Form 10-Q, respectively.

(e) Each Investor who represents to the Company that it is a “venture capital operating company” for purposes of Department of Labor Regulation Section 2510.3-101 shall in addition have the right to consult with and advise the officers of the Company as to the management of the Company.

3.3 Effect of Potential Registration Statement. Notwithstanding anything else in this Section 3 to the contrary, the Company may cease providing the information set forth in this Section 3 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.4 Termination. The information rights pursuant to this Section 3 shall terminate upon the earliest to occur of (a) immediately prior to the closing of (i) a Qualified IPO; (ii) the sale of the Company (through a merger, consolidation, sale of all or substantially all of its stock, or similar transaction, but excluding a sale of all or substantially all of its assets) to an unrelated third party; (iii) the acquisition by a single purchaser not affiliated with the Company or any Investor of all of the issued and outstanding shares of Common Stock and Preferred Stock; (b) at any time with the written agreement of the Company and Investors holding (i) a majority of the Preferred Stock then outstanding, voting together as a single class, (ii) a majority of the Series B-3 Preferred Stock then outstanding and (iii) a majority of the Series BB-3 Preferred Stock then outstanding; (c) the Company becoming subject to the reporting requirements of the Exchange Act (except to the extent arising solely from the Company having listed debt securities); or (d) the effective time of any dissolution of the Company.

Section 4	ADDITIONAL COVENANTS.

4.1 D&O and Casualty and Liability Insurance. The Company has obtained and shall maintain commercially reasonable directors and officers and casualty and liability insurance coverage with maximum aggregate coverage of no less than $5,000,000 from financially sound and reputable insurers. The Company shall use all reasonable efforts to maintain the insurance coverage required by this Section 4.1 in force, except as otherwise determined by the Board.

4.2 Transactions with Affiliates. Other than as contemplated pursuant to the terms of the Purchase Agreement and the terms of the agreements executed in connection thereto, the Company shall not, without the approval of a majority of the disinterested members of the Board, engage in any loans, leases, contracts, or other transactions with any director, officer, or key employee of the Company or with any member of any such person’s immediate family, including the parents, spouse, children, and other relatives of any such person, and in no event shall any such transaction be on terms less favorable than the Company would obtain in a transaction with an unrelated party, as determined in good faith by the Board.

4.3 Proprietary Information and Inventions Agreements. The Company shall enter into a Proprietary Information and Inventions Agreement with all current and future employees and appropriate contractors and consultants in substantially the form attached hereto as Exhibit B.

4.4 Reservation of Shares. The Company shall at all times reserve out of its authorized but unissued capital stock a sufficient number of shares of Common Stock for issuance upon the conversion of the shares of the Preferred Stock.

4.5 Stock Options. The Company shall cause all future stock option awards or grants to vest over four years, with 25% of the options or shares vesting after one year and 1/48th of the options or shares vesting each month thereafter, unless otherwise approved by the Board. Common Stock acquired through any future stock option or other equity compensation plan of the Company will be subject to (i) the right of the Company to repurchase any unvested Common Stock at the price paid by the optionee upon termination of the optionee’s employment with the Company, (ii) a right of first refusal in favor of the Company to purchase any vested Common Stock at the price offered by a third party (which right terminates upon the initial public offering of the Common Stock), and (iii) a restriction against transfers of unvested Common Stock, in each case, unless otherwise approved by the Board.

4.6 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 4.6 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, and so long as the foregoing are subject to duties of confidentiality at least as restrictive as the terms set forth herein; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 4.6; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential, and so long as the foregoing are subject to duties of confidentiality at least as restrictive as the terms set forth herein; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.7 Tax Treatment of the Series B-3 Preferred Stock and Series BB-3 Preferred Stock. The Company will not treat the shares of Series B-3 Preferred Stock or Series BB-3 Preferred Stock as “preferred stock” within the meaning of Section 305 of the Code.

Section 5	ASSIGNMENT AND AMENDMENT.

5.1 Purchasers or Transferees. Any person who acquires any shares of Registrable Securities and to whom any rights under this Agreement are assigned shall be bound by all of the terms and conditions of this Agreement and deemed a Holder to the same extent as the transferor and, as a condition to the transfer of any such rights, such person shall execute and deliver a counterpart signature page hereto thereby agreeing to be bound by and subject to the terms of this Agreement. If the Company issues additional shares of Preferred Stock after the date hereof, the purchaser of such shares may become a party to this Agreement by executing and delivering a counterpart signature page hereto thereby agreeing to be bound by and subject to the terms of this Agreement as an Investor hereunder and each such person shall thereafter be deemed an Investor for all purposes hereunder.

5.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance of such provision may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Investors holding (a) a majority of the Preferred Stock then outstanding, voting together as a single class, (b) a majority of the Series B-3 Preferred Stock then outstanding and (c) a majority of the Series BB-3 Preferred Stock then outstanding. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon each Investor, each permitted successor or assignee of such Investor, and the Company; provided, no amendment or waiver that uniquely and adversely affects the rights of any Investor without the consent of such uniquely and adversely affected Investor. Notwithstanding the foregoing, persons acquiring shares of Preferred Stock after the date of this Agreement may become parties to this Agreement as an Investor by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph.

Section 6	GENERAL PROVISIONS.

6.1 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties to this Agreement.

6.2 Third Parties. Nothing in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws.

6.4 Counterparts. This Agreement may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

6.5 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits and schedules attached to this Agreement, all of which exhibits and schedules are incorporated in this Agreement by this reference.

6.6 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile transmission or by nationally recognized overnight delivery service or by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company, at WhaleShark Media, Inc., 301 Congress Ave., Suite 700, Austin, Texas 78701, Attention: G. Cotter Cunningham, Chief Executive Officer, or at such other address or addresses as may have been furnished by giving five days advance written notice to all other parties, with a copy (which shall not constitute notice) to DLA Piper LLP (US), 401 Congress Ave., Suite 2500, Austin, Texas 78701, Attention: Samer M. Zabaneh.

If to an Investor, at its address set forth on Exhibit A or the Schedule of Investors, as applicable, or at such other address or addresses as may have been furnished to the Company by giving five days advance written notice, with a copy (which shall not constitute notice) to Goodwin Procter LLP, 135 Commonwealth Drive, Menlo Park, California 94025, Attn: William Davisson, Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, Attn: Marc A. Persily and Perkins Coie LLP, 1120 N.W. Couch Street, Portland Oregon 97209, Attn: Scott Joachim.

Notices provided in accordance with this Section 6.6 shall be deemed delivered upon personal delivery or three business days after deposit in the mail (or, for notices delivered to non-U.S. justifications, three business days after sent by reputable “overnight” international currier).

6.7 Costs And Attorneys’ Fees. If any action, suit, or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated under this Agreement, the prevailing party shall recover all of such party’s reasonable costs and reasonable attorneys’ fees incurred in each such action, suit, or other proceeding, including any and all appeals or petitions from any such action, suit, or other proceeding from the non-prevailing party or parties.

6.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

6.9 Entire Agreement. This Agreement, together with all exhibits and schedules to this Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties, or obligations between the parties with respect to the subject matter of this Agreement.

6.10 Further Assurances. From and after the date of this Agreement, upon the request of the Investors or the Company, the Company and the Investors shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

6.11 Adjustments for Stock Splits. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or preferred stock of the Company of any class or series, or a price per share of such stock, then, upon the occurrence of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

6.12 Aggregation of Stock. All shares of the Preferred Stock held or acquired by an Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. For purposes of the foregoing, the shares held by any Investor that is (a) a partnership or corporation, shall be deemed to include shares held by affiliated partnerships or the partners, retired partners, and stockholders of such holder or affiliated partnership, or members of the Immediate Family (as defined below) of any such partners, retired partners, and stockholders, and any custodian or trustee for the benefit of any of the foregoing persons; or (b) an individual, shall be deemed to include shares held by any members of the stockholder’s Immediate Family. For purposes of this Agreement, “Immediate Family” shall include any spouse, father, mother, brother, sister, lineal descendant of spouse, or lineal descendant) or to any custodian or trustee for the benefit of any of the foregoing persons.

6.13 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power, or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in any such breach or default, or of or in any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default. Any waiver, permit, consent, or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

6.14 Acknowledgement. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete, directly or indirectly, with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; provided, however, that this Section 6.14 shall not be construed so as to relieve an Investor of its non-disclosure obligations under Section 4.6.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

COMPANY:

WHALESHARK MEDIA, INC.

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham
Chief Executive Officer and President

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

AUSTIN VENTURES IX, L.P.

By:	AV Partners IX, L.P.,
its general partner

By:	AV Partners IX, LLC,
its general partner

By:	/s/ Philip Siegel
Member

AUSTIN VENTURES X, L.P.

By:	AV Partners X, L.P.,
its general partner

By:	AV Partners X, LLC,
its general partner

By:	/s/ Philip Siegel
Member

G. COTTER CUNNINGHAM

/s/ G. Cotter Cunningham
G. Cotter Cunningham

PETER MORSE

Peter Morse

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

NORWEST VENTURE PARTNERS XI, LP

By:	Genesis VC Partners XI, LLC,
General Partner

By:	/s/ Jeffrey Crowe
Member

NORWEST VENTURE PARTNERS VII-A, LP

By:	Itasca VC Partners VII-A, LLC,
General Partner

By:	/s/ Kurt Betcher
Chief Financial Officer

NORWEST VENTURE PARTNERS VI-A, LP

By:	Itasca VC Partners VI-A, LLC,
General Partner

By:	/s/ Kurt Betcher
Chief Financial Officer

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 Direct Management, LLC, its
General Partner

By:	Adams Street Partners, LLC, its
Managing Member

By:	/s/ Robin Murray
Name:	Robin Murray
Title:	Partner

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 Direct Management, LLC, its
General Partner

By:	Adams Street Partners, LLC, its
Managing Member

By:	/s/ Robin Murray
Name:	Robin Murray
Title:	Partner

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 Direct Management, LLC, its
General Partner

By:	Adams Street Partners, LLC, its
Managing Member

By:	/s/ Robin Murray
Name:	Robin Murray
Title:	Partner

Address: c/o Adams Street Partners, LLC
One North Wacker Drive, Suite 2200
Chicago, IL 60606-2823
Attn:	Sejal Shah

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THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

MICHAEL GLOZMAN

/s/ Michael Glozman
Michael Glozman

JUSTIN HALLORAN

Justin Halloran

ARBOR GREEN II, LP

/s/ Thomas P. Borders
Thomas P. Borders, Trustee

MOOSE POND INVESTMENTS, LP

By:	/s/ Brian Sharples
Name:	Brian Sharples
Title:	Partner

MTG PORTFOLIO, LTD.

By:	Midtown Group, Inc., its general partner

By:	/s/ Thomas P. Borders
Name:	Thomas P. Borders
Title:	President

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THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

GOOGLE VENTURES 2011, L.P.

By:	Google Ventures 2011 GP, L.L.C.,
its general partner

By:	/s/ William J. Maris
Name:	William J. Maris
Title:	Member

Address:	1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: Karim Faris

With a copy to:

Google Ventures 2011, L.P.
Attn: General Counsel, Google Ventures
Email: gv-notice@google.com

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

DUNCAN JENNINGS

Duncan Jennings

MAX JENNINGS

Max Jennings

RICHARD FOISTER

Richard Foister

ANTONIO ARGIOLAS

Antonio Argiolas

DANIEL BOWER

Daniel Bower

JOHN-PAUL JONES

John-Paul Jones

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THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

JP MORGAN DIGITAL GROWTH FUND L.P.

By:	J.P. Morgan Investment Management Inc.
Its:	Investment Advisor

By:	/s/ Robert Cousin
Name:	Robert Cousin
Its:	Managing Director

Address:	c/o JP Morgan Investment
Management, Inc.
270 Park Avenue, 25th Floor
New York, New York 10017
Attn: Robert J. Cousin

522 FIFTH AVENUE FUND, L.P.

By:	J.P. Morgan Investment Management Inc.
Its:	Investment Advisor

By:	/s/ Robert Cousin
Name:	Robert Cousin
Its:	Managing Director

Address:	c/o JP Morgan Investment
Management, Inc.
270 Park Avenue, 25th Floor
New York, New York 10017
Attn: Robert J. Cousin

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.

By:	Institutional Venture Management XIII LLC
Its:	General Partner

By:	/s/ Jules Maltz
Managing Director

Address:	3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, CA 94025

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THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

King Holdings (Vic) Pty Ltd ACN 147 435 970 in its capacity as trustee for the King Holdings Trust C/- BDO (NSW-VIC) Pty Ltd, in accordance with the Corporations Act 2001 by being signed by the following officer:

Signature of sole director and sole company secretary

Name of sole director and sole company secretary(print)

Clark/Kirk Holdings Pty Ltd ACN 147 455 767 in its capacity as trustee for the Clark/Kirk Holdings Trust C/- BDO (NSW-VIC) Pty Ltd, , in accordance with the Corporations Act 2001 by being signed by the following officer

Signature of sole director and sole company secretary

Name of sole director and sole company secretary(print)

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

SCHEDULE OF INVESTORS

Investors Name and Address

Austin Ventures IX, L.P.

300 West 6th Street, Suite 2300

Austin, Texas 78701-3902

Attn: C. Thomas Ball

Austin Ventures X, L.P.

300 West 6th Street, Suite 2300

Austin, Texas 78701-3902

Attn: C. Thomas Ball

With a copy to:

General Counsel

Austin Ventures

300 W. 6th St., Suite 2300

Austin, Texas 78701

G. Cotter Cunningham 301 Congress Ave., Suite 700 Austin, Texas 78701

Peter Morse Morse Partners 100 Front St, Suite 900 West Conshohocken, Pennsylvania 19428

Michael Glozman 206 Almur Lane Wynnewood, Pennsylvania 19096

Justin Halloran 4811 Palisade Drive Austin, Texas 78731

Arbor Green II, LP 300 W. 6th Street, Suite 2030 Austin, Texas 78701 Attn: Mr. Thomas P. Borders

Norwest Venture Partners XI, LP

Norwest Venture Partners VII-A, LP

Norwest Venture Partners VI-A, LP

525 University Ave., Suite 800

Palo Alto, California 94301-1922

Attn: Kurt Betcher, CFO

With a copy to:

Norwest Venture Partners XI, LP

525 University Ave., Suite 800

Palo Alto, California 94301-1922

Attn: John M. Geschke, General Counsel

Investors Name and Address

King Holdings (Vic) Pty Ltd ACN 147 435 970 Rialto Tower, Level 29 525 Collins Street Melbourne 3000, Australia Attn: Craig Finlayson

Clark/Kirk Holdings Pty Ltd ACN 147 455 767 Rialto Tower, Level 29 525 Collins Street Melbourne 3000, Australia Attn: Craig Finlayson

Adams Street 2008 Direct Fund, L.P. c/o Adams Street Partners, LLC One North Wacker Drive, Suite 2200 Chicago, Illinois 60606-2823 Attn: Sejal Shah

Adams Street 2009 Direct Fund, L.P. c/o Adams Street Partners, LLC One North Wacker Drive, Suite 2200 Chicago, Illinois 60606-2823 Attn: Sejal Shah

Adams Street 2010 Direct Fund, L.P. c/o Adams Street Partners, LLC One North Wacker Drive, Suite 2200 Chicago, Illinois 60606-2823 Attn: Sejal Shah

MTG Portfolio, Ltd. 1001 S. Capital of Texas Hwy, Bldg L Austin, Texas 78746

Moose Ponds Investments, L.P. 23 Hull Circle Drive Austin, Texas 78746

Google Ventures 2011, L.P. 1600 Amphitheatre Parkway Mountain View, California 94043 Attn: Karim Faris With a copy to: Google Ventures 2011, L.P. Attn: General Counsel E-mail: gv-notice@google.com

Duncan Jennings 2, The Moat House, Church Lane Britford, Salisbury SP5 4DX United Kingdom

Investors Name and Address

Max Jennings 19 Dagmar Terrace London N1 2BN

Richard Foister 44 Mount Drive Harrow, HA2 7RP United Kingdom

John-Paul Jones 101 Evelyn Road London E16 1UU United Kingdom

Antonio Argiolas 11 Cannon Court 5 Brewhouse Yard London EC1V 4JQ United Kingdom

Daniel Bower Flat 21, Canonbury Heights East 9 Henshall Street London N1 3GA United Kingdom

Institutional Venture Partners XIII, L.P. 3000 Sand Hill Road Building 2, Suite 250 Menlo Park, California 94025

J.P. Morgan Digital Growth Fund, L.P. c/o JP Morgan Investment Management, Inc. 270 Park Avenue, 25th Floor New York, New York 10017 Attn: Robert J. Cousin

522 Fifth Avenue Fund, L.P. c/o JP Morgan Investment Management, Inc. 270 Park Avenue, 25th Floor New York, New York 10017 Attn: Robert J. Cousin

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT